Exhibit 99.1

 News release: IMMEDIATE RELEASE

Ally Financial Reports Third Quarter 2023 Financial Results

$0.88	9.9%	$228 million	$1.97 billion
GAAP EPS	RETURN ON COMMON EQUITY	PRE-TAX INCOME	GAAP TOTAL NET REVENUE

$0.83	12.9%	$326 million	$2.04 billion
ADJUSTED EPS[1]	CORE ROTCE[1]	CORE PRE-TAX INCOME[1]	ADJUSTED TOTAL NET REVENUE[1]

• Proactive expense management driving $80M annual benefit through lower headcount ($30M restructuring cost | $0.08 EPS)
• Valuation allowance release and state law change drove significant tax benefits within the quarter ($94M tax benefit | $0.31 EPS)
• Both items are included in GAAP results, but excluded from adjusted metrics (Adjusted EPS and Core ROTCE)

• A record 3.7 million consumer auto applications driving $10.6 billion of origination volume
• Originated yield of 10.7% with over 40% of volume originated within highest credit quality tier
• Annualized retail auto net charge-offs of 185bps, in-line with prior quarter guidance
• Insurance earned premiums of $324 million; highest since 2009
• $153 billion of total deposits, up $7.1 billion year over year; 3.0 million customers
• 1.2 million active credit cardholders; integration and launch of OneAlly experience to be completed in the fourth quarter of 2023
• Corporate finance floating rate HFI loans of $10.6 billion with ~100% in first lien position

“Ally reported solid operating and financial results in the third quarter which reflect our commitment to drive long-term value for all stakeholders,” said Chief Executive Officer Jeffrey J. Brown. “The interest rate backdrop, including high short-term rates, affected third quarter results and will continue to do so in the near-term as the balance sheet gradually reprices. As we navigate a dynamic market backdrop, we remain focused on the controllables and have taken steps to prepare for a variety of operating environments.”

“Our leading franchises continue to demonstrate the benefits of scale and strength we’ve built over the past decade. Across Dealer Financial Services we decisioned a record 3.7 million consumer applications, driving $10.6 billion of originations at attractive risk-adjusted returns and Insurance earned $324 million of premiums, the highest since 2009. At Ally Bank, we reached 3 million retail deposit customers, including 95 thousand new customers in the quarter. Retail deposits totaled $140 billion and 92% of balances are FDIC insured. These results are a testament to the strong execution against our strategic priorities as we head into the final quarter of 2023.”

“Leading Ally and the company’s transformation over the past nine years has been an honor. The team we’ve built and the culture we’ve established are unparalleled, and our greatest competitive advantage. The combination of an outstanding management team, a respected board of directors, and highly engaged associates will enable Ally to thrive for many years to come. The decision to leave is a difficult one. I’m incredibly proud of what has been accomplished, and excited to witness the next chapter of Ally’s evolution and innovation, now as a customer. I will continue to work diligently with our board to ensure a successful CEO transition over the coming months.”

Third Quarter 2023 Financial Results

				Increase / (Decrease) vs.
($ millions except per share data)	3Q 23	2Q 23	3Q 22	2Q 23	3Q 22
GAAP Net Income Attributable to Common Shareholders	$269	$301	$272	(11)%	(1)%
Core Net Income Attributable to Common Shareholders[1]	$252	$291	$346	(13)%	(27)%

GAAP Earning per Common Share	$0.88	$0.99	$0.88	(11)%	—%
Adjusted EPS[1]	$0.83	$0.96	$1.12	(14)%	(26)%

Return on GAAP Shareholder’s Equity	9.9%	10.8%	10.0%	(8)%	(1)%
Core ROTCE[1]	12.9%	13.9%	17.2%	(8)%	(25)%

GAAP Common Shareholder’s Equity per Share	$34.81	$37.16	$33.66	(6)%	3%
Adjusted Tangible Book Value per Share[1]	$29.79	$32.08	$28.39	(7)%	5%

GAAP Total Net Revenue	$1,968	$2,079	$2,016	(5)%	(2)%
Adjusted Total Net Revenue[1]	$2,036	$2,066	$2,089	(1)%	(3)%

Pre-Provision Net Revenue[1]	$736	$830	$855	(11)%	(14)%
Core Pre-Provision Net Revenue[1]	$834	$817	$948	2%	(12)%

1 The following are non-GAAP financial measures which Ally believes are important to the reader of the Consolidated Financial Statements, but which are supplemental to and not a substitute for GAAP measures: Accelerated issuance expense (Accelerated OID), Adjusted earnings per share (Adjusted EPS), Adjusted efficiency ratio, Adjusted noninterest expense, Adjusted other revenue, Adjusted tangible book value per share (Adjusted TBVPS), Adjusted total net revenue, Core net income attributable to common shareholders, Core original issue discount (Core OID) amortization expense, Core outstanding original issue discount balance (Core OID balance), Core pre-provision net revenue (Core PPNR), Core pre-tax income, Core return on tangible common equity (Core ROTCE), Investment income and other (adjusted), Net financing revenue (excluding Core OID), Net interest margin (excluding Core OID), Pre-provision net revenue (PPNR), and Tangible Common Equity. These measures are used by management, and we believe are useful to investors in assessing the company’s operating performance and capital. Refer to the definitions of non-GAAP financial measures and other key terms along with reconciliations to GAAP later in this document.

Discussion of Third Quarter 2023 Results

Net income attributable to common shareholders was $269 million in the quarter, compared to $272 million in the third quarter of 2022 driven by lower net financing revenue, higher provision for credit losses, and higher noninterest expenses, partially offset by higher other revenue and an income tax benefit.

Net financing revenue was $1.5 billion, down $186 million year over year primarily driven by higher funding costs given the rapid increase in short-term rates, partially offset by the strength of auto pricing, floating rate asset yields, and loan growth.

Other revenue increased $138 million year over year to $435 million, driven by an impairment on a nonmarketable equity investment in the prior year period as well as underlying momentum across insurance, SmartAuction, and the consumer banking businesses. Adjusted other revenueA, excluding the change in fair value of equity securities, increased $132 million year over year to $491 million.

Net interest margin (“NIM”) of 3.24%, including Core OIDB of 2 bps, decreased 57 bps year over year. Excluding Core OIDB, NIM was 3.26%, down 57 bps year over year, primarily driven by higher funding costs and partially offset by higher retail auto and floating rate asset yields.

Provision for credit losses increased $70 million year over year to $508 million, reflecting credit normalization, and reserve build driven by loan growth.

Noninterest expense increased $71 million year over year primarily due to restructuring expenses and insurance losses.

AAdjusted other revenue is a non-GAAP financial measure. Adjusted for (i) change in the fair value of equity securities.

BRepresents a non-GAAP financial measure. Refer to definitions of Non-GAAP Financial Measures and Other Key Terms later in this release.

Third Quarter 2023 Financial Results

				Increase/(Decrease) vs.

($ millions except per share data)	3Q 23	2Q 23	3Q 22	2Q 23	3Q 22

(a) Net Financing Revenue	$1,533	$1,573	$1,719	$(40)	$(186)

Core OID[1]	12	12	11	0	2

Net Financing Revenue (excluding Core OID)[1]	1,545	1,585	1,730	(40)	(184)

(b) Other Revenue	435	506	297	(71)	138

Change in Fair Value of Equity Securities[2]	56	(25)	62	81	(6)

Adjusted Other Revenue[1]	491	481	359	10	132

(c) Provision for Credit Losses	508	427	438	81	70

(d) Noninterest Expense	1,232	1,249	1,161	(17)	71

Repositioning[3]	30	—	20	30	10

Noninterest Expense (excluding Repositioning)[1]	1,202	1,249	1,141	(47)	61

Pre-Tax Income (a+b-c-d)	$228	$403	$417	$(175)	$(189)

Income Tax Expense	(68)	74	117	(142)	(185)

Net Loss from Discontinued Operations	—	—	(1)	—	1

Net Income	$296	$329	$299	$(33)	$(3)

Preferred Dividends	27	28	27	(1)	—

Net Income Attributable to Common Shareholders	$269	$301	$272	$(32)	$(3)

GAAP EPS (diluted)	$0.88	$0.99	$0.88	$(0.11)	$0.00

Core OID, Net of Tax[1]	0.03	0.03	0.03	0.00	0.00

Change in Fair Value of Equity Securities, Net of Tax[3]	0.14	(0.06)	0.16	0.21	(0.01)

Repositioning, Discontinued Ops., and Other, Net of Tax[3]	0.08	—	0.05	0.08	0.02

Significant Discrete Tax Items	(0.31)	—	—	(0.31)	(0.31)

Adjusted EPS[1]	$0.83	$0.96	$1.12	$(0.13)	$(0.29)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Note: Repositioning items represent restructuring costs in 3Q’23 and costs associated with termination of legacy qualified pension plan in 3Q’22.

Pre-Tax Income by Segment

				Increase/(Decrease) vs.

($ millions)	3Q 23	2Q 23	3Q 22	2Q 23	3Q 22

Automotive Finance	$377	$501	$488	$(124)	$(111)

Insurance	(16)	8	(30)	(24)	14

Dealer Financial Services	$361	$509	$458	$(148)	$(97)

Corporate Finance	84	72	91	12	(7)

Mortgage Finance	26	21	19	5	7

Corporate and Other	(243)	(199)	(151)	(44)	(92)

Pre-Tax Income from Continuing Operations	$228	$403	$417	$(175)	$(189)

Core OID[1]	12	12	11	0	2

Change in Fair Value of Equity Securities[2,3]	56	(25)	62	81	(6)

Repositioning and Other[3]	30	—	20	30	10

Core Pre-Tax Income[1]	$326	$390	$510	$(64)	$(184)

(1)	Represents a non-GAAP financial measure. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.
(2)

Change in fair value of equity securities primarily impacts the Insurance, Corporate Finance, and Corporate and Other segments. Reflects equity fair value adjustments which requires change in the fair value of equity securities to be recognized in current period net income.

(3)	Contains non-GAAP financial measures and other financial measures. See pages 5 and 6 for definitions.

Discussion of Segment Results

Auto Finance

Pre-tax income of $377 million was down $111 million year over year, primarily driven by continued consumer credit normalization.

Net financing revenue of $1,360 million was $57 million higher year over year, driven by higher retail and commercial assets, retail portfolio yield growth, and higher lease gains. Ally’s retail auto portfolio yield increased 161 bps year over year to 8.90% as the portfolio turns over and reflects higher originated yields from recent periods.

Provision for credit losses of $444 million increased $116 million year over year, driven by higher retail net charge-offs, partially offset by slower in-period retail reserve build. The retail auto net charge-off rate was 1.85%, in-line with expectations.

Consumer auto originations of $10.6 billion included $6.9 billion of used retail volume, or 66% of total originations, $2.9 billion of new retail volume, and $0.7 billion of leases. Estimated retail auto originated yieldC of 10.7% in the quarter was up 193 bps year over year.

End-of-period auto earning assets increased $5.5 billion year over year from $110.9 billion to $116.4 billion, due to an increase in both consumer and commercial auto earning assets. End-of-period consumer auto earning assets of $95.3 billion increased $0.6 billion year over year, driven by strong retail originations aided by a stable flow of pooled asset purchases from forward flow partners, partially offset by a decrease in lease assets. End-of-period commercial earning assets of $21.1 billion were $4.9 billion higher year over year, driven by an increase in industry new vehicle supply and higher dealer loans, partially offset by a decrease in industry used vehicle supply.

Insurance

Pre-tax loss of $16 million was $14 million favorable compared to the prior year. Results reflect a $46 million decrease in the fair value of equity securities during the quarter, which was $16 million favorable to the prior year. Core pre-tax incomeD of $30 million decreased $2 million year over year as the increase from higher earned premiums reflecting solid growth trajectory and a durable revenue stream coupled with higher investment income during the quarter was offset by elevated insurance losses and higher acquisition and underwriting expense.

Written premiums were $335 million, up 15% year over year, driven by P&C premiums increasing from growing dealer inventory and other dealer products, as well as F&I growth driven by higher volume in Canada and other US ancillary products.

Total investment income, excluding a $46 million decrease in the fair value of equity securities during the quarterE, was $44 million, up $14 million year over year due to higher realized gains in the current year and broader equity market trends.

CEstimated Retail Auto Originated Yield is a forward-looking non-GAAP financial measure determined by calculating the estimated average annualized yield for loans originated during the period. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

DRepresents a non-GAAP financial measure. Adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader to better understand the business’ ability to generate other revenue. Refer to the definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

EChange in the fair value of equity securities to be recognized in current period net income. Refer to the Definitions of Non-GAAP Financial Measures and Other Key Terms and Reconciliation to GAAP later in this press release.

Discussion of Segment Results

Corporate Finance

Pre-tax income of $84 million in the quarter was $7 million lower year over year driven by lower other revenue, partially offset by higher net financing revenue and lower provision expense.

Net financing revenue increased $17 million year over year to $97 million primarily driven by higher average asset balances. Other revenue of $24 million was down $30 million year over year due to an investment gain related to a previously restructured loan exposure in the prior year period.

Provision for credit losses of $5 million decreased $8 million from the prior year period due to lower net specific provisions in the current year.

The held-for-investment loan portfolio of $10.6 billion was up 14% year over year and includes 61% asset-based loans with nearly 100% in first lien position. Loans secured by commercial real estate comprise less than 1% of consolidated Ally total loans and are concentrated entirely within the healthcare space.

Mortgage Finance

Pre-tax income of $26 million was up $7 million year over year, driven primarily by the impact of declining mortgage banking related operating expenses linked to the variable cost direct-to-consumer partnership model.

Net financing revenue was down $4 million year over year to $53 million, reflecting a decrease in asset balances combined with higher cost of funds. Other revenue decreased $3 million year over year to $4 million. Additionally, provision expense declined $4 million due to lower net charge-offs and lower reserves on the asset decline.

Direct-to-consumer originations totaled $267 million in the quarter, down 49% year over year, reflective of current contraction in the mortgage market.

Existing Ally Bank deposit customers accounted for more than 50% of the quarter’s direct-to-consumer origination volume.

Capital, Liquidity & Deposits

Capital

Ally paid a $0.30 per share quarterly common dividend, which was unchanged year over year. Ally’s board of directors approved a $0.30 per share common dividend for the fourth quarter of 2023. Ally did not repurchase any shares on the open market during the quarter.

Ally’s Common Equity Tier 1 (CET1) capital ratio was 9.3%, and risk weighed assets (RWA) increased from $159.2 billion to $161.1 billion, mainly driven by commercial and retail auto loan growth.

Liquidity & Funding

Liquid cash and cash equivalentsF totaled $8.0 billion at quarter-end, down from $9.5 billion at the end of the second quarter. Highly liquid securities were $19.6 billion and unused pledged borrowing capacity at the FHLB and FRB was $11.0 billion and $25.6 billion, respectively, at quarter-end. Total current available liquidityG was $64.2 billion at quarter-end, equal to 5.6x uninsured deposit balances.

Deposits represented 87% of Ally’s funding portfolio at quarter-end.

Deposits

Retail deposits increased to $140.1 billion at quarter-end, up $6.2 billion year over year and up $1.1 billion quarter over quarter. Total deposits increased $7.1 billion year over year to $152.8 billion and Ally maintained industry-leading customer retention at 96%.

The average retail portfolio deposit rate was 4.00% for the quarter, up 250 bps year over year and up 31 bps quarter over quarter.

Ally’s retail deposit customer growth experienced the best third quarter performance in Ally history with 95 thousand net new customers in the quarter, totaling 3.0 million customers at quarter-end, up 15% year over year. Millennials and younger customers continue to comprise the largest generation segment of new customers, accounting for 72% of new customers in the quarter. Approximately 287 thousand deposit customers maintained an Ally Invest, Ally Home or Ally Credit Card relationship at quarter-end.

FCash & cash equivalents may include the restricted cash accumulation for retained notes maturing within the following 30 days and returned to Ally on the distribution date. See page 18 of the Financial Supplement for more details.

GTotal liquidity includes cash & cash equivalents, highly liquid securities and current unused borrowing capacity at the FHLB, and FRB Discount Window. See page 18 of the Financial Supplement for more details.

Definitions of Non-GAAP Financial Measures and Other Key Terms

Ally believes the non-GAAP financial measures defined here are important to the reader of the Consolidated Financial Statements, but these are supplemental to and not a substitute for GAAP measures. See Reconciliation to GAAP below for calculation methodology and details regarding each measure.

Adjusted earnings per share (Adjusted EPS) is a non-GAAP financial measure that adjusts GAAP EPS for revenue and expense items that are typically strategic in nature or that management otherwise does not view as reflecting the operating performance of the company. Management believes Adjusted EPS can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. In the numerator of Adjusted EPS, GAAP net income attributable to common shareholders is adjusted for the following items: (1) excludes discontinued operations, net of tax, as Ally is primarily a domestic company and sales of international businesses and other discontinued operations in the past have significantly impacted GAAP EPS, (2) adds back the tax-effected non-cash Core OID, (3) adjusts for tax-effected repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, (4) change in fair value of equity securities, (5) excludes significant discrete tax items that do not relate to the operating performance of the core businesses, and adjusts for preferred stock capital actions that have been taken by the company to normalize its capital structure, as applicable for respective periods. See page 6 for calculation methodology and details.

Core Return on Tangible Common Equity (Core ROTCE) is a non-GAAP financial measure that management believes is helpful for readers to better understand the ongoing ability of the company to generate returns on its equity base that supports core operations. For purposes of this calculation, tangible common equity is adjusted for Core OID balance and net DTA. Ally’s Core net income attributable to common shareholders for purposes of calculating Core ROTCE is based on the actual effective tax rate for the period adjusted for significant discrete tax items including tax reserve releases, which aligns with the methodology used in calculating adjusted earnings per share.

(1) In the numerator of Core ROTCE, GAAP net income attributable to common shareholders is adjusted for discontinued operations net of tax, tax-effected Core OID, tax-effected repositioning and other which are primarily related to the extinguishment of high-cost legacy debt, strategic activities and significant other one-time items, change in fair value of equity securities, significant discrete tax items, and preferred stock capital actions, as applicable for respective periods.

(2) In the denominator, GAAP shareholder’s equity is adjusted for goodwill and identifiable intangibles net of DTL, Core OID balance, and net DTA.

Adjusted Efficiency Ratio is a non-GAAP financial measure that management believes is helpful to readers in comparing the efficiency of its core banking and lending businesses with those of its peers. In the numerator of Adjusted Efficiency Ratio, total noninterest expense is adjusted for Rep and warrant expense, Insurance segment expense, and repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods. In the denominator, total net revenue is adjusted for Core OID and Insurance segment revenue. See Reconciliation to GAAP on page 7 for calculation methodology and details.

Adjusted Tangible Book Value per Share (Adjusted TBVPS) is a non-GAAP financial measure that reflects the book value of equity attributable to shareholders even if Core OID balance were accelerated immediately through the financial statements. As a result, management believes Adjusted TBVPS provides the reader with an assessment of value that is more conservative than GAAP common shareholder’s equity per share. Adjusted TBVPS generally adjusts common equity for: (1) goodwill and identifiable intangibles, net of DTLs, and (2) tax-effected Core OID balance to reduce tangible common equity in the event the corresponding discounted bonds are redeemed/tendered, as applicable for respective periods.

Core Net Income Attributable to Common Shareholders is a non-GAAP financial measure that serves as the numerator in the calculations of Adjusted EPS and Core ROTCE and that, like those measures, is believed by management to help the reader better understand the operating performance of the core businesses and their ability to generate earnings. Core Net Income Attributable to Common Shareholders adjusts GAAP net income attributable to common shareholders for discontinued operations net of tax, tax-effected Core OID expense, tax-effected repositioning and other primarily related to the extinguishment of high-cost legacy debt and strategic activities and significant other, preferred stock capital actions, significant discrete tax items and tax-effected changes in equity investments measured at fair value, as applicable for respective periods. See Reconciliation to GAAP on page 6 for calculation methodology and details.

Core Original Issue Discount (Core OID) Amortization Expense is a non-GAAP financial measure for OID, and is believed by management to help the reader better understand the activity removed from: Core pre-tax income (loss), Core net income (loss) attributable to common shareholders, Adjusted EPS, Core ROTCE, Adjusted efficiency ratio, Adjusted total net revenue, and Net financing revenue (excluding Core OID). Core OID is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Outstanding Original Issue Discount Balance (Core OID balance) is a non-GAAP financial measure for outstanding OID and is believed by management to help the reader better understand the balance removed from Core ROTCE and Adjusted TBVPS. Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. See page 7 for calculation methodology and details.

Core Pre-Tax Income is a non-GAAP financial measure that adjusts pre-tax income from continuing operations by excluding (1) Core OID, and (2) change in fair value of equity securities (change in fair value of equity securities impacts the Insurance and Corporate Finance segments), and (3) Repositioning and other which are primarily related to the extinguishment of high cost legacy debt, strategic activities and significant other one-time items, as applicable for respective periods or businesses. Management believes core pre-tax income can help the reader better understand the operating performance of the core businesses and their ability to generate earnings. See the Pre-Tax Income by Segment Table on page 3 for calculation methodology and details.

Pre-provision net revenue (PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue then subtracting GAAP Noninterest expense, excluding Provision for credit losses. Management believes that PPNR is a helpful financial metric because it enables the reader to assess the business’ ability to generate earnings to cover credit losses and as it is utilized by Federal Reserve’s approach to modeling within the Supervisory Stress Test Framework that generally follows U.S. generally accepted accounting principles (GAAP) and includes a calculation of PPNR as a component of projected pre-tax net income.

Core pre-provision net revenue (Core PPNR) is a non-GAAP financial measure calculated by adding GAAP Net Financing Revenue and GAAP Other Revenue and subtracting GAAP Noninterest expense then adding Core OID and repositioning expenses, excluding Provision for credit losses. Management believes that Core PPNR is a helpful financial metric because it enables the reader to assess the core business’ ability to generate earnings to cover credit losses.

Tangible Common Equity is a non-GAAP financial measure that is defined as common stockholders’ equity less goodwill and identifiable intangible assets, net of deferred tax liabilities. Ally considers various measures when evaluating capital adequacy, including Tangible Common Equity. Ally believes that Tangible Common Equity is important because we believe readers may assess our capital adequacy using this measure. Additionally, presentation of this measure allows readers to compare certain aspects of our capital adequacy on the same basis to other companies in the industry. For purposes of calculating Core Return on Tangible Common Equity (Core ROTCE), Tangible Common Equity is further adjusted for Core OID balance and net deferred tax asset. See page 6 for calculation methodology & details.

Net Interest Margin (excluding Core OID) is calculated using a non-GAAP measure that adjusts net interest margin by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net interest margin ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s profitability and margins.

Net Financing Revenue (excluding Core OID) is calculated using a non-GAAP measure that adjusts net financing revenue by excluding Core OID. The Core OID balance is primarily related to bond exchange OID which excludes international operations and future issuances. Management believes net financing revenue ex. Core OID is a helpful financial metric because it enables the reader to better understand the business’s ability to generate revenue.

Adjusted Other Revenue is a non-GAAP financial measure that adjusts GAAP other revenue for OID expenses, repositioning, and change in fair value of equity securities. Management believes adjusted other revenue is a helpful financial metric because it enables the reader better understand the business’s ability to generate other revenue.

Adjusted Total Net Revenue is a non-GAAP financial measure that management believes is helpful for readers to understand the ongoing ability of the company to generate revenue. For purposes of this calculation, GAAP net financing revenue is adjusted by excluding Core OID to calculate net financing revenue ex. core OID. GAAP other revenue is adjusted for OID expenses, repositioning, and change in fair value of equity securities to calculate adjusted other revenue. Adjusted total net revenue is calculated by adding net financing revenue ex. core OID to adjusted other revenue.

Adjusted Noninterest Expense is a non-GAAP financial measure that adjusts GAAP noninterest expense for repositioning items. Management believes adjusted noninterest expense is a helpful financial metric because it enables the reader better understand the business’s expenses excluding nonrecurring items.

Estimated Retail Auto Originated Yield is a financial measure determined by calculating the estimated average annualized yield for loans originated during the period. At this time there currently is no comparable GAAP financial measure for Estimated Retail Auto Originated Yield and therefore this forecasted estimate of yield at the time of origination cannot be quantitatively reconciled to comparable GAAP information.

Net Charge-Off Ratios are annualized net charge-offs divided by average outstanding finance receivables and loans excluding loans measured at fair value and loans held-for-sale.

Accelerated issuance expense (Accelerated OID) is the recognition of issuance expenses related to calls of redeemable debt.

Customer retention rate is the annualized 3-month rolling average of 1 minus the monthly attrition rate; excludes escheatment.

Repositioning is primarily related to the extinguishment of high-cost legacy debt, strategic activities, restructuring, and significant other one-time items. Corporate and Other primarily consists of activity related to centralized corporate treasury activities such as management of the cash and corporate investment securities and loan portfolios, short- and long-term debt, retail and brokered deposit liabilities, derivative instruments, the amortization of the discount associated with new debt issuances and bond exchanges, and the residual impacts of our corporate FTP and treasury ALM activities. Corporate and Other also includes certain equity investments, the management of our legacy mortgage portfolio, and reclassifications and eliminations between the reportable operating segments. Subsequent to June 1, 2016, the revenue and expense activity associated with Ally Invest was included within the Corporate and Other segment. Subsequent to October 1, 2019, the revenue and expense activity associated with Ally Lending was included within the Corporate and Other segment. Subsequent to December 1, 2021, the revenue and expense activity associated with Fair Square was included within the Corporate and Other segment.

Change in fair value of equity securities impacts the Insurance, Corporate Finance and Corporate and Other segments. The change reflects fair value adjustments to equity securities that are reported at fair value. Management believes the change in fair value of equity securities should be removed from select financial measures because it enables the reader to better understand the business’ ongoing ability to generate revenue and income.

Estimated impact of CECL on regulatory capital per final rule issued by U.S. banking agencies—In December 2018, the FRB and other U.S. banking agencies approved a final rule to address the impact of CECL on regulatory capital by allowing BHCs and banks, including Ally, the option to phase in the day-one impact of CECL over a three-year period. In March 2020, the FRB and other U.S. banking agencies issued an interim final rule that became effective on March 31, 2020 and provided an alternative option for banks to temporarily delay the impacts of CECL, relative to the incurred loss methodology for estimating the allowance for loan losses, on regulatory capital. A final rule that was largely unchanged from the March 2020 interim final rule was issued by the FRB and other U.S. banking agencies in August 2020, and became effective in September 2020. For regulatory capital purposes, these rules permitted us to delay recognizing the estimated impact of CECL on regulatory capital until after a two-year deferral period, which for us extended through December 31, 2021. Beginning on January 1, 2022, we are required to phase in 25% of the previously deferred estimated capital impact of CECL, with an additional 25% to be phased in at the beginning of each subsequent year until fully phased in by the first quarter of 2025. Under these rules, firms that adopt CECL and elect the five-year transition will calculate the estimated impact of CECL on regulatory capital as the day-one impact of adoption plus 25% of the subsequent change in allowance during the two-year deferral period, which according to the final rule approximates the impact of CECL relative to an incurred loss model. We adopted this transition option during the first quarter of 2020, and beginning January 1, 2022, are phasing in the regulatory capital impacts of CECL based on this five-year transition period.

Reconciliation to GAAP

Adjusted Earnings per Share

Numerator ($ millions)		3Q 23	2Q 23	3Q 22

GAAP Net Income Attributable to Common Shareholders		$269	$301	$272

Discontinued Operations, Net of Tax		—	—	1

Core OID		12	12	11

Repositioning and Other		30	—	20

Change in the Fair Value of Equity Securities		56	(25)	62

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		(21)	3	(20)

Significant Discrete Tax Items		(94)	—	—

Core Net Income Attributable to Common Shareholders	[a]	$252	$291	$346

Denominator

Weighted-Average Common Shares Outstanding - (Diluted, thousands)	[b]	305,693	304,646	310,086

Adjusted EPS	[a] ÷ [b]	$0.83	$0.96	$1.12

Core Return on Tangible Common Equity (ROTCE)

Numerator ($ millions)		3Q 23	2Q 23	3Q 22

GAAP Net Income Attributable to Common Shareholders		$269	$301	$272

Discontinued Operations, Net of Tax		—	—	1

Core OID		12	12	11

Repositioning and Other		30	—	20

Change in Fair Value of Equity Securities		56	(25)	62

Tax on: Core OID & Change in Fair Value of Equity Securities (21% tax rate)		(21)	3	(20)

Significant Discrete Tax Items		(94)	—	—

Core Net Income Attributable to Common Shareholders	[a]	$252	$291	$346

Denominator (Average, $ millions)

GAAP Shareholder’s Equity		$13,179	$13,455	$13,209

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$10,855	11,131	$10,885

Goodwill & Identifiable Intangibles, Net of Deferred Tax Liabilities (DTLs)		(883)	(891)	(915)

Tangible Common Equity		$9,972	$10,240	$9,970

Core OID Balance		(812)	(824)	(858)

Net Deferred Tax Asset (DTA)		(1,310)	(1,060)	(1,068)

Normalized Common Equity	[b]	$7,850	$8,357	$8,044

Core Return on Tangible Common Equity	[a] ÷ [b]	12.9%	13.9%	17.2%

Adjusted Tangible Book Value per Share

Numerator ($ millions)		3Q 23	2Q 23	3Q 22

GAAP Shareholder’s Equity		$12,825	$13,532	$12,434

Preferred Equity		(2,324)	(2,324)	(2,324)

GAAP Common Shareholder’s Equity		$10,501	$11,208	$10,110

Goodwill and Identifiable Intangible Assets, Net of DTLs		(879)	(887)	(910)

Tangible Common Equity		9,622	10,321	9,200

Tax-effected Core OID Balance (21% tax rate)		(636)	(646)	(673)

Adjusted Tangible Book Value	[a]	$8,986	$9,675	$8,527

Denominator

Issued Shares Outstanding (period-end, thousands)	[b]	301,630	301,619	300,335

Metric

GAAP Common Shareholder’s Equity per Share		$34.81	$37.16	$33.66

Goodwill and Identifiable Intangible Assets, Net of DTLs per Share		(2.91)	(2.94)	(3.03)

Tangible Common Equity per Share		$31.90	$34.22	$30.63

Tax-effected Core OID Balance (21% tax rate) per Share		(2.11)	(2.14)	(2.24)

Adjusted Tangible Book Value per Share	[a] ÷ [b]	$29.79	$32.08	$28.39

Adjusted Efficiency Ratio

Numerator ($ millions)		3Q 23	2Q 23	3Q 22

GAAP Noninterest Expense		$1,232	$1,249	$1,161

Insurance Expense		(338)	(358)	(290)

Repositioning and Other		(30)	—	(20)

Adjusted Noninterest Expense for Adjusted Efficiency Ratio	[a]	$864	$891	$851

Denominator ($ millions)

Total Net Revenue		$1,968	$2,079	$2,016

Core OID		12	12	11

Insurance Revenue		(322)	(366)	(260)

Adjusted Net Revenue for Adjusted Efficiency Ratio	[b]	$1,658	$1,725	$1,767

Adjusted Efficiency Ratio	[a] ÷ [b]	52.1%	51.7%	48.2%

Original Issue Discount Amortization Expense ($ millions)

		3Q 23	2Q 23	3Q 22

GAAP Original Issue Discount Amortization Expense		$15	$15	$13

Other OID		(3)	(3)	(3)

Core Original Issue Discount (Core OID) Amortization Expense		$12	$12	$11

Outstanding Original Issue Discount Balance ($ millions)

		3Q 23	2Q 23	3Q 22

GAAP Outstanding Original Issue Discount Balance		$(847)	$(863)	$(888)

Other Outstanding OID Balance		42	45	36

Core Outstanding Original Issue Discount Balance (Core OID Balance)		$(806)	$(818)	$(852)

($ millions)

Net Financing Revenue (Excluding Core OID)		3Q 23	2Q 23	3Q 22

GAAP Net Financing Revenue	[w]	$1,533	$1,573	$1,719

Core OID		12	12	11

Net Financing Revenue (Excluding Core OID)	[a]	$1,545	$1,585	$1,730

Adjusted Other Revenue		3Q 23	2Q 23	3Q 22

GAAP Other Revenue	[x]	$435	$506	$297

Change in Fair Value of Equity Securities		56	(25)	62

Adjusted Other Revenue	[b]	$491	$481	$359

Adjusted Total Net Revenue		3Q 23	2Q 23	3Q 22

Adjusted Total Net Revenue	[a]+[b]	$2,036	$2,066	$2,089

Adjusted Provision for Credit Losses		3Q 23	2Q 23	3Q 22

GAAP Provision for Credit Losses	[y]	$508	$427	$438

Adjusted Provision for Credit Losses	[c]	$508	$427	$438

Adjusted NIE (Excluding Repositioning)		3Q 23	2Q 23	3Q 22

GAAP Noninterest Expense	[z]	$1,232	$1,249	$1,161

Repositioning		(30)	—	(20)

Adjusted NIE (Excluding Repositioning)	[d]	$1,202	$1,249	$1,141

Core Pre-Tax Income		3Q 23	2Q 23	3Q 22

Pre-Tax Income	[w]+[x]-[y]-[z]	$228	$403	$417

Core Pre-Tax Income	[a]+[b]-[c]-[d]	$326	$390	$510

Core Pre-Provision Net Revenue (Core PPNR)		3Q 23	2Q 23	3Q 22

Pre-Provision Net Revenue	[w]+[x]-[z]	$736	$830	$855

Core Pre-Provision Net Revenue	[a]+[b]-[d]	$834	$817	$948

Insurance Non-GAAP Walk to Core Pre-Tax Income

($ millions)		3Q 2023			3Q 2022

	GAAP	Change in the fair value of equity securities	Non-GAAP[1]	GAAP	Change in the fair value of equity securities	Non-GAAP1
Insurance

Premiums, Service Revenue Earned and Other	$324	$—	$324	$292	$—	$292

Losses and Loss Adjustment Expenses	107	—	107	70	—	70

Acquisition and Underwriting Expenses	231	—	231	220	—	220

Investment Income and Other	(2)	46	44	(32)	62	30

Pre-Tax Income from Continuing Operations	$(16)	$46	$30	$(30)	$62	$32

1Non-GAAP line items walk to Core Pre-Tax Income, a non-GAAP financial measure that adjusts Pre-Tax Income.

Additional Financial Information

For additional financial information, the third quarter 2023 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/.

About Ally Financial Inc.

Ally Financial Inc. (NYSE: ALLY) is a financial services company with the nation’s largest all-digital bank and an industry-leading auto financing business, driven by a mission to “Do It Right” and be a relentless ally for customers and communities. The company serves more than 11 million customers through a full range of online banking services (including deposits, mortgage, point-of-sale personal lending, and credit card products) and securities brokerage and investment advisory services. The company also includes a robust corporate finance business that offers capital for equity sponsors and middle-market companies, as well as auto financing and insurance offerings. For more information, please visit www.ally.com and follow @allyfinancial.

For more information and disclosures about Ally, visit https://www.ally.com/#disclosures.

For further images and news on Ally, please visit http://media.ally.com.

Forward-Looking Statements

This earnings release and related communications should be read in conjunction with the financial statements, notes, and other information contained in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. This information is preliminary and based on company and third-party data available at the time of the release or related communication.

This earnings release and related communications contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by the fact that they do not relate strictly to historical or current facts — such as statements about the outlook for financial and operating metrics and performance and future capital allocation and actions. Forward-looking statements often use words such as “believe,” “expect,” “anticipate,” “intend,” “pursue,” “seek,” “continue,” “estimate,” “project,” “outlook,” “forecast,” “potential,” “target,” “objective,” “trend,” “plan,” “goal,” “initiative,” “priorities,” or other words of comparable meaning or future-tense or conditional verbs such as “may,” “will,” “should,” “would,” or “could.” Forward-looking statements convey our expectations, intentions, or forecasts about future events, circumstances, or results. All forward-looking statements, by their nature, are subject to assumptions, risks, and uncertainties, which may change over time and many of which are beyond our control. You should not rely on any forward-looking statement as a prediction or guarantee about the future.

Actual future objectives, strategies, plans, prospects, performance, conditions, or results may differ materially from those set forth in any forward looking statement. Some of the factors that may cause actual results or other future events or circumstances to differ from those in forward looking statements are described in our Annual Report on Form 10-K for the year ended December 31, 2022, our subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, or other applicable documents that are filed or furnished with the U.S. Securities and Exchange Commission (collectively, our “SEC filings”). Any forward-looking statement made by us or on our behalf speaks only as of the date that it was made. We do not undertake to update any forward-looking statement to reflect the impact of events, circumstances, or results that arise after the date that the statement was made, except as required by applicable securities laws. You, however, should consult further disclosures (including disclosures of a forward-looking nature) that we may make in any subsequent SEC filings.

This earnings release and related communications contain specifically identified non-GAAP financial measures, which supplement the results that are reported according to generally accepted accounting principles (“GAAP”). These non-GAAP financial measures may be useful to investors but should not be viewed in isolation from, or as a substitute for, GAAP results. Differences between non-GAAP financial measures and comparable GAAP financial measures are reconciled in the release.

Unless the context otherwise requires, the following definitions apply. The term “loans” means the following consumer and commercial products associated with our direct and indirect financing activities: loans, retail installment sales contracts, lines of credit, and other financing products excluding operating leases. The term “operating leases” means consumer- and commercial-vehicle lease agreements where Ally is the lessor and the lessee is generally not obligated to acquire ownership of the vehicle at lease-end or compensate Ally for the vehicle’s residual value. The terms “lend,” “finance,” and “originate” mean our direct extension or origination of loans, our purchase or acquisition of loans, or our purchase of operating leases as applicable. The term “consumer” means all consumer products associated with our loan and operating-lease activities and all commercial retail installment sales contracts. The term “commercial” means all commercial products associated with our loan activities, other than commercial retail installment sales contracts. The term “partnerships” means business arrangements rather than partnerships as defined by law.

Contacts:
Sean Leary	Peter Gilchrist
Ally Investor Relations	Ally Communications (Media)
704-444-4830	704-644-6299
sean.leary@ally.com	peter.gilchrist@ally.com